Exhibit 99.1

FBL Financial Group Reports First Quarter 2009 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 7, 2009--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2009	2008
Net income (loss) attributable to FBL	($1,490)	$6,438
Operating income	7,868	15,068
Earnings (loss) per common share (assuming dilution):
Net income (loss)	(0.05)	0.21
Operating income	0.26	0.50

FBL Financial Group, Inc. (NYSE: FFG) today reported a net loss attributable to FBL for the first quarter of 2009 of $1.5 million, or $0.05 per diluted common share, compared to net income attributable to FBL of $6.4 million, or $0.21 per diluted common share, for the first quarter of 2008.

Operating Income(1). Operating income totaled $7.9 million for the first quarter of 2009, compared to $15.1 million in the first quarter of 2008. Operating income per common share totaled $0.26 in the first quarter of 2009 compared to $0.50 in the first quarter of 2008. Operating income differs from the GAAP measure, net income (loss) attributable to FBL, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

New Chief Executive Officer. As announced last week, FBL Financial Group appointed James E. Hohmann as its new Chief Executive Officer. “I am excited to be the new CEO of FBL Financial Group. Having been in the industry for more than 30 years, I am attracted to this organization because of its strong heritage, track record and unique position in the market. Like all of financial services, we have our challenges and opportunities,” said Chief Executive Officer James E. Hohmann. “I am confident in our ability to meet the challenges, help our customers and capitalize on the opportunities before us.”

“I am pleased to report that surrender requests, which spiked in early 2009, have significantly diminished, and our focus going forward is to build upon our capital strength and improve earnings,” said Chief Financial Officer Jim Brannen. “First quarter operating results were impacted by this excess surrender activity, the decrease in equity markets and higher than expected mortality experience.”

Surrenders Declining. As previously reported, in late 2008 and early 2009, FBL experienced a sudden increase in the surrender of annuities sold through its EquiTrust Life independent distribution channel. This was due to the impact on policy provisions of the unprecedented low U.S. Treasury rates. Since that time, U.S. Treasury rates have increased and surrenders have been declining steadily with total surrender and transfer requests of $253 million of account value in January, $184 million in February, $154 million in March and $96 million in April.

Capital and Liquidity.

  FBL estimates first quarter 2009 company action level risk based capital ratio of approximately 357 percent for Farm Bureau Life Insurance Company and approximately 304 percent for EquiTrust Life Insurance Company.
  FBL estimates that it has excess capital of $155 million at March 31, 2009.
  In February 2009, FBL paid off its $60 million line of credit. As a result of this action, FBL now has access to additional liquidity, as needed, from the Federal Home Loan Bank.
  FBL does not have any debt due until 2011, which is $100 million of senior notes with affiliates.
  FBL maintains liquidity in the form of short-term investments and cash and cash equivalents, which as of March 31, 2009 totaled nearly $395 million.

Book Value Increase. As of March 31, 2009, the book value per share of FBL Financial Group common stock, including accumulated other comprehensive loss, increased to $8.84, from $8.46 at December 31, 2008. Book value per share, excluding accumulated other comprehensive loss(2), increased to $30.20 at March 31, 2009, from $30.00 at December 31, 2008.

Product Revenues Up. Premiums and product charges for the first quarter of 2009 increased 21 percent to $79.1 million from $65.3 million in the first quarter of 2008. Interest sensitive and index product charges increased 41 percent, while traditional life insurance premiums increased five percent.

Premiums collected(3) in the first quarter of 2009 totaled $500.0 million compared to $464.9 million in the first quarter of 2008. The Farm Bureau Life distribution channel had first quarter 2009 premiums collected of $169.5 million, an increase of 34 percent, reflecting a 113 percent increase in traditional annuity sales, a six percent increase in traditional and universal life insurance sales and a 31 percent decline in variable sales. The EquiTrust Life independent channel had $324.7 million of premiums collected in the first quarter of 2009, a decrease from $326.7 million in the first quarter of 2008.

Investment Income. Net investment income in the first quarter of 2009 increased 9 percent to $184.1 million from $168.5 million in the first quarter of 2008. This increase is due to an increase in average invested assets resulting primarily from premium inflows as well as additional debt. The annualized yield earned on average invested assets, with securities at cost, was 6.09 percent for the quarter ended March 31, 2009, compared to 6.14 percent for the same period of 2008. The investment yield in the first quarter of 2009 was negatively impacted by maintaining higher levels of cash. At March 31, 2009, 95 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities.

Derivative Loss. FBL’s derivative loss totaled $24.6 million in the first quarter of 2009, compared to $98.9 million in the first quarter of 2008. The derivative loss reflects the impact of the change in value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives. Valuation adjustments made under FAS 133 have no relationship to any write-down in value of an invested asset due to credit concerns.

Realized Losses on Investments. In the first quarter of 2009, FBL recognized realized losses on investments of $19.7 million compared to $29.3 million in the first quarter of 2008. The realized losses on investments of $19.7 million are attributable to gains on sales of $2.1 million, losses on sales of $0.1 million and impairments due to credit losses of $21.6 million. These realized losses, which after taxes and other offsets total $11.0 million, include write-downs to securities issued by AbitibiBowater, Inc., General Growth Properties, McClatchy Corp. and others.

FBL adopted FASB Staff Position No. FAS 115-2 and FAS 124-2, which provide guidance for recognition and presentation of other-than-temporary impairments. This adoption decreased FBL’s realized losses on investments by $9.5 million and decreased the first quarter net loss by $5.2 million, after offsets.

Benefits and Expenses. Benefits and expenses totaled $226.3 million in the first quarter of 2009, an increase from $102.6 million in the first quarter of 2008, reflecting the change in the value of index product embedded derivatives. Death benefits totaled $27.6 million in the first quarter of 2009, which were lower than death benefits of $29.4 million in the first quarter of 2008, but still higher than expectations. By its nature, mortality experience can fluctuate from quarter to quarter. Underwriting, acquisition and insurance expenses reflect an increase in amortization of deferred policy acquisition costs, primarily in FBL’s EquiTrust independent distribution segment.

Further Financial Information. Further information on FBL Financial Group’s financial results, including results by segment, may be found in FBL's financial supplement, available on FBL’s website, www.fblfinancial.com. Additionally, detailed information about FBL’s investment portfolio is available online at http://www.fblfinancial.com/results.cfm.

Conference Call. FBL will hold a conference call with investors tomorrow, May 8, 2009, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

Certain statements in this release concerning FBL’s prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL’s reports filed with the Securities and Exchange Commission and include, but are not limited to, the current difficult financial markets, the current state of the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2009	2008
REVENUES
Interest sensitive and index product charges	$41,140	$29,121
Traditional life insurance premiums	37,954	36,133
Net investment income	184,069	168,494
Derivative loss	(24,601)	(98,896)
Realized investment gains	1,951	-
Other-than-temporary impairment losses (2009 includes total impairment losses of $31,127, less $9,506 recognized in other comprehensive loss)	(21,621)	(29,347)
Other income	4,586	5,865
Total revenues	223,478	111,370
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	114,436	104,761
Change in value of index product embedded derivatives	(8,669)	(103,170)
Traditional life insurance benefits	22,104	27,252
Increase in traditional life future policy benefits	9,718	11,390
Distributions to participating policyholders	4,921	5,270
Underwriting, acquisition and insurance expenses	71,963	46,691
Interest expense	6,932	4,451
Other expenses	4,930	5,955
Total benefits and expenses	226,335	102,600
	(2,857)	8,770
Income taxes	1,256	(2,458)
Equity income, net of related income taxes	73	117
Net income (loss)	(1,528)	6,429
Net loss attributable to noncontrolling interest	38	9
Net income (loss) attributable to FBL	(1,490)	6,438

Earnings (loss) per common share - assuming dilution	$(0.05)	$0.21

Weighted average common shares	29,957,803	29,859,589
Effect of dilutive securities	-	348,274
Weighted average common shares – diluted	29,957,803	30,207,863

(1) Reconciliation of Net Income (Loss) attributable to FBL to Operating Income - Unaudited

In addition to net income (loss) attributable to FBL, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income (loss) attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income (loss) attributable to FBL, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss) attributable to FBL. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income (loss) attributable to FBL, provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation is provided in the following table (dollars in thousands, except per share data):

	Three months ended March 31,
	2009	2008

Net income (loss) attributable to FBL	$(1,490)	$6,438
Adjustments:
Net realized losses on investments (a)	11,040	12,165
Net change in unrealized gains/losses on derivatives (a)	(1,682)	(3,535)
Operating income	$7,868	$15,068

Operating income per common share – assuming dilution	$0.26	$0.50
Weighted average common shares – diluted, operating income basis	30,083,821	30,207,863

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss - Unaudited

	March 31,	December 31,
	2009	2008
Book value per share	$8.84	$8.46
Per share impact of accumulated other comprehensive loss	(21.36)	(21.54)
Book value per share, excluding accumulated other comprehensive loss	$30.20	$30.00

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $648.5 million at March 31, 2009 and $649.8 million at December 31, 2008. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

(3) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets
Investments	$10,875,126	$10,854,059
Cash and cash equivalents	11,444	37,710
Deferred policy acquisition costs	1,375,292	1,365,609
Deferred sales inducements	431,934	420,147
Other assets	756,241	805,869
Assets held in separate accounts	522,591	577,420
Total assets	$13,972,628	$14,060,814

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,923,746	$11,933,392
Other policyholders’ funds	695,327	682,599
Debt	371,025	430,451
Other liabilities	188,337	178,491
Liabilities related to separate accounts	522,591	577,420
Total liabilities	13,701,026	13,802,353

Stockholders’ equity
FBL Financial Group, Inc. stockholders’ equity:
Preferred stock	3,000	3,000
Class A common stock	105,558	104,090
Class B common stock	7,522	7,522
Accumulated other comprehensive loss	(648,469)	(649,758)
Retained earnings	803,892	793,511
Total FBL Financial Group, Inc. stockholders’ equity	271,503	258,365
Noncontrolling interest	99	96
Total stockholders’ equity	271,602	258,461
Total liabilities and stockholders’ equity	$13,972,628	$14,060,814

Common Shares Outstanding	30,365,265	30,168,879

FFG-1

CONTACT:
FBL Financial Group, Inc.
www.fblfinancial.com
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com